Exhibit 99.1

FOR FURTHER INFORMATION:

A. Vincent Siciliano                                                                             James Burgess

President and CEO                                                                              EVP and CFO

Tel: 858-875-2005                                                                                              858-875-2008

Email: vsiciliano@1stpacbank.com                                jburgess@1stpacbank.com

1ST PACIFIC BANCORP EARNS $685,000 IN THIRD QUARTER

Landmark Acquisition Contributes to Strong Loan and Deposit Growth

SAN DIEGO, November 5, 2007 — 1st Pacific Bancorp (OTC BB: FPBN), the holding company for 1st Pacific Bank of California, today announced third-quarter 2007 results were impacted by the acquisition and integration of Landmark National Bank, which closed on July 1, 2007.  Net income for the third quarter decreased 22% to $685,000 from $873,000 in the prior-year third quarter primarily as a result of nonrecurring expenses of $293,000 associated with the integration of Landmark and relocation of several existing offices.  In connection with the acquisition, 1st Pacific issued approximately 1.0 million shares resulting in a 24.6% year-over-year increase in the number of average diluted shares outstanding for the quarter ended September 30, 2007.  Consequently, third quarter diluted EPS of $0.13 declined 38% from $0.21 for the third quarter of 2006.  For the nine months of 2007, net income totaled $2.0 million, or $0.44 per diluted share, compared with $2.4 million, or $0.57 per diluted share, for the nine months of 2006.

The acquisition of Landmark National Bank expands 1st Pacific Bancorp’s geographic footprint to seven branches in San Diego county, increases its asset base to over $420 million and broadens its bank-service offerings.  Upon closing, Landmark had branches in La Jolla and Solana Beach, $71.4 million of net loans, $81.8 million of deposits, and $109.5 million of total assets.  On June 30, 2007, 1st Pacific Bancorp had five branch offices in San Diego county, net loans of $278.8 million, deposits of $273.2 million and assets of $312.1 million.  “This past quarter, we have been primarily involved with the integration of Landmark Bank.  We spent the quarter creating a common culture, standardizing policies and procedures, and transitioning to one bank with one platform and one set of goals.  We have integrated our client relationships and our calling program without experiencing erosion of our combined customer base.  We are on target to achieve full cost-savings by the end of this year,” said Vincent Siciliano, president and chief executive officer of 1st Pacific Bancorp.

Highlights for the third quarter of 2007 include:

•                                          On a sequential quarter basis, nonperforming assets increased $1.6 million this quarter to $6.3 million, compared with $4.7 million at June 30, 2007.  The ratio of nonperforming assets as a percent of total assets was unchanged at 1.5% for both the current and previous quarters.  The growth in non-performing assets was proportional to the growth in total assets.  In October, one of the two loans on non-accrual status totaling $683,000 was paid off with no loss.  Losses are expected to be minimal.

•                                          The net interest margin improved by 23 basis points compared with the second quarter due to several factors:  an improved deposit mix and active asset/liability management, both of which contributed to an improved cost of funds; and the Bank’s practice of structuring the pricing of commercial loans to include a floor, which serves to limit the impact of declining interest rates on loan yields.

•                                          Assets increased $127.6 million, or 44% over the past twelve months, with loans up $94.6 million, or 37% and total deposits up $107.1 million, or 44%.

•                                          Third quarter 2007 noninterest expense increased by $1.26 million, or 46%, above the second quarter.  Approximately $293,000 of expenses related to the Landmark merger and relocation of three existing 1st Pacific banking offices were nonrecurring or expected to be reduced in the fourth quarter.  The third quarter efficiency ratio was 76.8%; excluding the nonrecurring expenses, the efficiency ratio was 71.1%.

Total revenue, consisting of net interest income and noninterest income, was $5.21 million for the third quarter of 2007, an increase of $1.20 million, or 29.8 percent, over the prior-year third quarter. Compared to the prior-year third quarter, net interest income increased 29.9 percent to $5.03 million, reflecting a 45.0 percent increase in average earning assets, partially offset by a 58 basis point decline in net interest margin to 5.03 percent for the current quarter. Compared with the second quarter of 2007, the third quarter margin improved by 23 basis points. Mr. Siciliano commented, “We anticipate that the impact to our margin from the cuts in the overnight Fed Funds rate will be modest in the fourth quarter. Although we are slightly asset-sensitive, the impact is limited by the rate floors in many of our loan structures. Going forward, we will continue  to focus on lower-cost deposits and FHLB loans to actively manage our margin, and continue to structure our loans to protect our loan yield.”

Noninterest income for the third quarter of 2007 was $177,600 compared with $140,000 for the year-ago quarter, an increase of 27.2 percent due exclusively to higher service charges and fees; no fee income was earned from any other source during the current quarter compared with $80,500 and $40,200, respectively, of SBA-related income earned in the prior and year-ago quarters.

Noninterest expense was $4.00 million for the third quarter of 2007, an increase of $1.56 million, or 63.8 percent, above the year-ago period, and $1.26 million, or 46.1 percent, above the 2007 second quarter. The majority of the increase in expenses resulted from the acquisition of Landmark at the beginning of the third quarter. Salaries and benefits were $2.18 million for the 2007 third quarter, up $597,100 or 37.7 percent, from the preceding quarter. With the acquisition of Landmark, the Bank added 20 new permanent positions to staff Landmark’s existing branches and supplement administrative support areas of the Bank. In addition, seven Landmark employees were retained in temporary positions to assist with the merger and related systems conversion; one-time salary and benefits expense related to these temporary positions totaled approximately $106,000 during the third quarter.

Occupancy and equipment expenses almost doubled from the previous quarter, increasing by $386,300 to $788,000. The increase was the result of two factors: the integration of Landmark’s two banking offices in Solana Beach and La Jolla, which increased third quarter occupancy expense by $247,000, and the relocation of three of the Bank’s six offices during the third quarter, which resulted in writing off approximately $117,000 in remaining lease obligations on vacated premises. Other operating expenses increased from $752,300 in the second quarter of 2007, to $1.03 million for the current quarter. Several factors contributed to increased third quarter other expenses, including: approximately $70,000 in costs associated with moving three offices during the quarter and costs of running two data processing systems, all of which is nonrecurring or expected to be eliminated after the system conversion; $49,000 related to amortization of Landmark’s core deposit intangible; $30,000 related to increased board fees, partially associated with adding three new directors; and a $25,000 increase in FDIC insurance related to increased deposits.

Although non-performing assets increased $1.6 million from the second quarter, or 34.1 percent, to $6.3 million for the current quarter, the ratio was relatively unchanged at 1.5 percent as a percent of total assets for both the second and third quarters. At September 30, 2007, the Bank had two loans on non-accrual status, including a previously identified $4.7 million loan for a multi-unit residential housing project, and a $683,000 construction (C&D) loan added during the third quarter which was paid off in October. At September 30, 2007, the loan loss reserve was $4.5 million, or 1.28 percent of loans, more than sufficient based on 1st Pacific’s loss history, which has been virtually zero over the past seven years.

At September 30, 2007, total assets were $421.2 million, up $127.7 million, or 43.5 percent, above year-ago levels; $109.5 million of the increase was added through the Landmark acquisition, including $12.1 million of goodwill and other intangible assets. Third quarter 2007 loans were $350.1 million, representing growth of $94.6 million, or 37.0 percent, year-over-year, and $67.9 million, or 24.0 percent, above the previous quarter.

Due to Landmark’s similar loan mix, the consolidated portfolio composition for the third quarter was comparable to 1st Pacific’s second quarter loan mix: 37.9 percent C&D; 34.7 percent CRE; 20.0 percent C&I; and 4.8 percent SBA. Mr. Siciliano added, “Neither Landmark nor 1st Pacific engage in residential mortgage lending, and consequently, we do not have any sub-prime mortgages in our portfolio.”

Deposits were $352.2 million at September 30, 2007, up $107.1 million, or 43.7 percent, from twelve months ago. Compared with the prior quarter, deposits increased $79.0 million, or 28.9 percent; $81.8 million of these deposits were acquired on July 1 with Landmark. The third quarter deposit mix shifted toward noninterest-bearing demand deposits, which increased $26.4 million, or 51.1 percent, partially offset by slower growth of Savings and Money Market accounts, up $15.9 million, or 18.7 percent. Noninterest-bearing deposit accounts and Savings and Money Market accounts now contribute 22.2 percent and 28.6 percent, respectively, of total deposits in the 2007 third quarter compared with 18.9 percent and 31.1 percent, respectively, for the second quarter. As a result of changes in the mix and lower market rates on deposits, the average cost of deposits for the third quarter was 3.40 percent, a twenty-two  basis point decline from 3.62 percent reported for the second quarter of 2007.

At September 30, 2007, shareholders’ equity was $44.3 million, an increase of $19.4 million, or 78.3 percent, from twelve months ago, resulting primarily from the acquisition of Landmark. The tangible equity to assets ratio was 7.87 percent, compared with 8.46 percent the year earlier. Shares outstanding at September 30, 2007 were 4,916,003.

Mr. Siciliano concluded, “Our challenge going forward is to sustain our performance in light of a weaker economy. However, San Diego is sufficiently diversified that a slowdown in one sector, namely, residential housing, should not overwhelm overall growth and continued job creation. The Bank continues to pursue commercial real estate and construction lending and small-to-mid sized business lending, as well as deposit generation. We are maintaining our strong credit quality through difficult times, and we have successfully completed the integration of Landmark.

“On a more personal note,” Mr. Siciliano added, “We were fortunate that our employees and our banking offices escaped the recent San Diego wildfires without injury, and I understand that our clients were unharmed as well. We have tried wherever possible to provide support to families and businesses affected by the recent fires, and will continue to do so wherever we are needed.”

About 1st Pacific Bancorp

1st Pacific Bancorp is the holding company for 1st Pacific Bank of California, San Diego’s leading local business bank. The Bank offers a full complement of business products and services to meet the financial needs of professional firms, small to mid-sized businesses, their owners and the people who work there. Including its recent acquisition of Landmark National Bank, 1st Pacific Bank has a total of seven banking offices located in San Diego County: one each in the University Towne Center area, the Tri-Cities area of Oceanside, Mission Valley, the Inland North County, El Cajon, La Jolla Village and Solana Beach. For additional information, visit the Company’s web site at: http://www.1stpacificbank.com.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by 1st Pacific Bancorp with the Federal Reserve Board. 1st Pacific Bancorp undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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1st Pacific Bancorp

Third Quarter 2007 Results

1st Pacific Bancorp

CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarterly					9 Months Year-To-Date
(dollars in thousands except per share data)	2007 3rd Qtr	2007 2nd Qtr	2007 1st Qtr	2006 4th Qtr	2006 3rd Qtr	2007	2006

EARNINGS
Net interest income	$5,032	3,768	3,737	3,809	3,874	12,538	11,434
Provision for loan losses	$37	74	77	10	86	188	434
NonInterest income	$178	176	170	134	140	524	404
NonInterest expense	$3,999	2,738	2,694	2,635	2,441	9,432	7,338
Net income	$685	664	672	789	873	2,022	2,387
Basic earnings per share	$0.14	0.17	0.17	0.20	0.23	0.48	0.62
Diluted earnings per share	$0.13	0.16	0.16	0.19	0.21	0.44	0.57
Average shares outstanding	4,910,354	3,899,132	3,890,484	3,873,532	3,868,396	4,233,323	3,862,596
Average diluted shares outstanding	5,212,129	4,233,262	4,228,740	4,215,993	4,181,556	4,558,044	4,185,541

PERFORMANCE RATIOS
Return on average assets	0.66%	0.83%	0.87%	1.04%	1.23%	0.77%	1.17%
Return on average common equity	6.20%	9.84%	10.36%	12.32%	14.21%	8.34%	13.59%
Net interest margin (fully tax-equivalent)	5.03%	4.80%	4.93%	5.20%	5.61%	4.94%	5.76%
Efficiency ratio	76.76%	69.43%	68.95%	66.83%	60.82%	72.21%	61.98%

CAPITAL
Tangible equity to assets	7.87%	8.80%	8.46%	8.14%	8.46%	7.87%	8.46%
Tangible book value per share	$6.55	7.04	6.86	6.67	6.42	6.55	6.42

ASSET QUALITY
Net loan charge-offs (recoveries)	$(0)	(0)	(0)	1	0	(0)	0
Allowance for loan losses	$4,465	3,402	3,328	3,251	3,242	4,465	3,242
Allowance for losses to total loans	1.28%	1.21%	1.19%	1.18%	1.27%	1.28%	1.27%
Nonperforming loans	$6,336	4,724	0	0	0	6,336	0
Other real estate owned	$0	0	0	0	0	0	0
Nonperforming assets to total assets	1.50%	1.51%	0.00%	0.00%	0.00%	1.50%	0.00%

END OF PERIOD BALANCES
Total Loans	$350,128	282,249	280,032	275,266	255,560	350,128	255,560
Total assets	$421,184	312,129	315,559	318,465	293,530	421,184	293,530
Deposits	$352,158	273,150	268,793	261,838	245,011	352,158	245,011
Shareholders' equity	$44,302	27,474	26,705	25,936	24,841	44,302	24,841
Full-time equivalent employees	101	77	71	77	73	101	73

AVERAGE BALANCES
Total Loans	$352,384	285,352	277,367	266,602	254,315	305,034	244,899
Earning Assets	$397,059	314,564	307,220	290,730	273,920	339,614	265,446
Total assets	$412,800	321,626	314,849	299,530	282,106	349,937	273,856
Deposits	$354,492	264,022	266,117	253,378	244,637	294,710	240,422
Shareholders' equity	$43,840	27,090	26,321	25,389	24,358	32,417	23,483

1st Pacific Bancorp

CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2007	Sept 30, 2006	Sept 30, 2007	Sept 30, 2006
INTEREST INCOME
Loans, including fees	$7,710,800	$5,831,068	$19,968,504	$16,404,137
Investment securities	318,829	137,227	595,402	236,635
Federal funds sold	244,431	109,842	726,897	479,202
Total interest income	8,274,060	6,078,137	21,290,803	17,119,974

INTEREST EXPENSE
Deposits	3,040,899	2,029,974	7,838,216	5,313,888
Subordinated debt and other borrowings	200,810	174,444	915,007	372,292
Total interest expense	3,241,709	2,204,418	8,753,223	5,686,180

Net Interest Income	5,032,351	3,873,719	12,537,580	11,433,794

Provision for Loan Losses	37,000	86,000	188,000	434,000

Net interest income after provision for loan losses	4,995,351	3,787,719	12,349,580	10,999,794

NON INTEREST INCOME
Service charges, fees and other income	177,618	99,781	395,631	300,111
Brokered loan fees and gains on loan sales	0	40,200	128,283	104,270
Total non interest income	177,618	139,981	523,914	404,381

NON INTEREST EXPENSE
Salaries and benefits	2,181,582	1,451,822	5,395,816	4,515,440
Occupancy and equipment	787,989	399,205	1,589,834	1,156,568
Other expense	1,029,544	590,266	2,446,208	1,665,751
Total non interest expense	3,999,115	2,441,293	9,431,858	7,337,759

Income before income tax expense	1,173,854	1,486,407	3,441,636	4,066,416

Income tax expense	488,629	613,900	1,419,532	1,679,400

Net Income	$685,225	$872,507	$2,022,104	$2,387,016

Basic earnings per share	$0.14	$0.23	$0.48	$0.62
Diluted earnings per share	$0.13	$0.21	$0.44	$0.57
Average shares outstanding	4,910,354	3,868,396	4,233,323	3,862,596
Average diluted shares outstanding	5,212,129	4,181,556	4,558,044	4,185,541

1st Pacific Bancorp

CONSOLIDATED BALANCE SHEETS

	Sept 30, 2007	Dec 31, 2006	Sept 30, 2006
ASSETS
Cash and due from banks	$8,050,507	$9,099,447	$6,949,190
Federal funds sold	22,390,000	20,985,000	18,180,000
Total cash and cash equilvalents	30,440,507	30,084,447	25,129,190

Investment securities available for sale	17,604,764	8,998,338	9,365,311
FRB, FHLB and other equity stock, at cost	3,439,750	2,086,850	1,892,850

Construction & Land	132,666,956	116,389,134	97,495,583
Residential & Comm'l RE	121,601,613	81,130,349	81,999,650
SBA 7a & 504 Loans	16,727,294	19,883,247	21,141,858
Commercial Loans	70,201,589	52,796,722	50,557,980
Other Consumer	8,930,280	5,066,085	4,365,279
Total loans and leases	350,127,732	275,265,537	255,560,350
Allowance for Loan Losses	(4,464,714)	(3,251,002)	(3,242,372)
Total loans and leases, net	345,663,018	272,014,535	252,317,978

Premises and Equipment, net	3,847,837	1,604,318	1,674,390
Goodwill and Other Intangible Assets	12,090,626	0	0
Accrued Interest and Other Assets	8,097,004	3,676,110	3,150,008

Total Assets	$421,183,506	$318,464,598	$293,529,727

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand	$78,140,129	$46,099,641	$47,509,107
Interest bearing checking	17,376,099	13,323,197	12,097,749
Savings and Money Market	100,729,028	87,783,374	73,602,309
Time Deposits	155,912,934	114,632,266	111,802,138
Total Deposits	352,158,190	261,838,478	245,011,303

Subordinated Debentures	10,155,000	5,000,000	5,000,000
Other borrowed money	10,000,000	24,010,000	17,500,000
Accrued interest and other liabilities	4,568,134	1,679,866	1,177,291
Total liabilities	376,881,324	292,528,344	268,688,594

Shareholders' Equity:
Common stock and additional paid-in capital	37,019,375	20,741,995	20,460,617
Retained Earnings	7,205,963	5,183,858	4,395,357
Accumulated other comprehensive income(loss)	76,844	10,401	(14,841)
Total shareholders' equity	44,302,182	25,936,254	24,841,133

Total liabilities and shareholders' equity	$421,183,506	$318,464,598	$293,529,727